Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-177931, 333-75455, 333-137974, and 333-146472) and in the related Prospectuses of The Clorox Company, and

(2)	Registration Statements (Form S-8 Nos. 33-41131, including post effective amendments No. 1 and No. 2, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, 333-86783, 333-131487, 333-69455, including post effective amendment No. 1, and 333-90386) of The Clorox Company;

of our reports dated August 24, 2012, with respect to the consolidated financial statements and schedule of The Clorox Company and subsidiaries, and the effectiveness of internal control over financial reporting of The Clorox Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

San Francisco, California
August 24, 2012